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EXHIBIT 5

                                REITLER BROWN LLC

800 Third Avenue                                                  (212) 209-3050
New York, NY  10022-7604                                      Fax (212) 371-5500

                                          April 2, 2002

NeoMedia Technologies, Inc.
2201 Second Street, Suite 600
Fort Myers, Florida 33901-3083

         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as special securities counsel to NeoMedia Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 6,685,350 shares of Common Stock, $0.01 par value of the Company (the "Shares"), issuable by the Company upon exercise of options granted or which may be granted under the Company's 1998 Stock Option Plan (the "Plan") pursuant to the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement").

         We have examined the originals or certified copies of the Company's certificate of incorporation, as amended, the Company's bylaws, as amended, and the Plan, as amended, and such other corporate records, certificates of officers of the Company and/or public officials and documents as we deemed relevant and necessary as the basis for the opinion set forth below. In addition, we have relied upon certificates of officers of the Company as to certain factual matters as we deemed necessary for purposes hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

         Based on the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan and the agreements and/or grant or award letters by which options for the Shares have been granted or will be granted, the Shares will be legally issued, fully paid and non-assessable.

         We are admitted to practice in the State of New York, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of New York and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act, including Section 7 thereof, or rules and regulations promulgated thereunder.

                                                           Very truly yours,

                                                           REITLER BROWN LLC
                                                           /s/ Reitler Brown LLC